Exhibit 99.1

Date:	April 24, 2013
Contact:	Gary S. Olson, President & CEO
Corporate Office:	200 Palmer Street Stroudsburg, Pennsylvania 18360
Telephone:	(570) 421-0531

ESSA BANCORP, INC. ANNOUNCES OPERATING RESULTS

FOR THE SECOND FISCAL QUARTER OF 2013

Stroudsburg, Pennsylvania, April 24, 2013 — ESSA Bancorp, Inc. (NASDAQ Global MarketSM: ESSA), the holding company for ESSA Bank & Trust, today announced its operating results for the three and six months ended March 31, 2013. The Company reported net income of $2.0 million, or $0.17 per diluted share, for the three months ended March 31, 2013, compared with net income of $659,000, or $0.06 per diluted share, for the Company’s second fiscal quarter 2012. The Company’s return on average assets (ROAA), and return on average equity (ROAE), respectively, were 0.59% and 4.71%, compared with 0.24% and 1.62%, in the corresponding period of fiscal 2012.

For the six months ended March 31, 2013, ESSA reported net income of $4.9 million, or $0.41 per diluted share, compared to net income of $1.5 million, or $0.14 per diluted share, for the corresponding 2012 period. The Company’s ROAA, and ROAE, respectively, were 0.71% and 5.59% for the 2013 period, compared with 0.28% and 1.90%, in the corresponding period of 2012.

ESSA Bancorp completed its acquisition of First Star Bancorp on July 31, 2012. The results for the periods ended March 31, 2013, reflect the effects of the acquisition in fiscal 2013. Total assets were $1.4 billion and total deposits were $1.0 billion at March 31, 2013.

Gary S. Olson, President and CEO, commented: “ESSA’s mid-2012 acquisition of First Star is clearly proving accretive to our earnings, and our expanded presence in the Lehigh Valley is providing ESSA with access to a vibrant market and a larger base of new customers and prospective customers. Additionally, we are realizing an approximate 30% cost savings from First Star’s operating expenses, right in line with our previously stated goals pertaining to the acquisition.”

“We are encouraged by the increasing loan demand in our Lehigh Valley market. Fiscal year-to-date, ESSA closed $72.2 million of residential mortgages and $22.6 million of commercial loans. A slightly reduced net loan balance at March 31, 2013 compared with September 30, 2012 primarily reflected loan pay-offs, which are expected during this protracted low interest rate environment and the sale of $19.2 million of mortgage loans.

“We are cautiously optimistic that continued economic expansion, combined with our new, larger market will provide significant lending growth opportunities for the Company. ESSA has the capital strength to support both organic and other growth as prudent opportunities arise.

“ESSA’s board of directors continues to believe repurchasing the Company’s stock is a good use of our capital, and our repurchase program remains ongoing. For the six months ended March 31, 2013, the Company repurchased 640,209 shares at an average cost of $11.07 per share.”

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Corporate Center: 200 Palmer Street PO Box L Stroudsburg, PA 18360-0160 570-421-0531 Fax: 570-421-7158

Income Statement

Net interest income increased $3.1 million, or 45.98%, to $9.9 million for the three months ended March 31, 2013, from $6.8 million for the comparable period in 2012. The increase was primarily attributable to an increase in the Company’s interest rate spread to 2.97% for the three months ended March 31, 2013, from 2.36% for the comparable period in 2012 combined with an increase in the Company’s average net earning assets of $3.2 million. A decrease in the yield on the Company’s total average interest earning assets to 3.97% for the 2013 period from 4.22% for the 2012 period was more than offset by a decrease in the cost of the Company’s total average interest bearing liabilities to 1.00% from 1.86% for the same comparative periods. Net interest margin was 3.08% for the three months ended March 31, 2013 compared to net interest margin of 2.63% for the comparable period in 2012.

Olson stated: “While low interest rates continue to put pressure on our net interest margin, ESSA has demonstrated success in reducing its cost of funds while retaining core deposit customers.”

Interest income for the three months ended March 31, 2013 includes approximately $443,000 of net accretion of fair market value adjustments for credit and yield applied to First Star loans at the acquisition closing date of July 31, 2012. In addition, net income for the quarter includes approximately $210,000 of the recapture of fair value adjustments to loans acquired as part of the First Star acquisition that were either fully or partially repaid during the quarter.

Interest income for the six months ended March 31, 2013 includes approximately $866,000 of net accretion of fair market value adjustments for credit and yield applied to First Star loans at the acquisition closing date of July 31, 2012. In addition, net income for the six months included approximately $1.2 million of the recapture of fair value adjustments to loans acquired as part of the First Star acquisition that were either fully or partially repaid during the six months ended March 31, 2013.

Interest expense decreased primarily as a result of a decrease in interest rates and a decrease in higher rate borrowings for the three and six months ended March 31, 2013 compared with the comparable periods in 2012.

The provision for loan losses increased $200,000 to $850,000 for the three months ended March 31, 2013, from $650,000 for the comparable period in 2012. The provision for loan losses increased $700,000 to $1.9 million for the six months ended March 31, 2013, from $1.2 million for the comparable period in 2012. Net loan charge-offs for the three months ended March 31, 2013 were $747,000 compared to $277,000 for the comparable period in 2012. Net loan charge-offs for the six months ended March 31, 2013 were $1.5 million compared to $1.2 million for the comparable period in 2012.

Noninterest income increased $835,000, or 51.45%, to $2.5 million for the three months ended March 31, 2013, compared with the three months ended March 31, 2012, primarily reflecting an increase in the gain on sale of investments of $561,000. The quarter ended March 31, 2013, included gains on the sale of investments of $708,000 before tax compared with $147,000 for the quarter ended March 31, 2012.

Noninterest income increased $1.3 million, or 42.48% to $4.5 million for the six months ended March 31, 2012 from $3.1 million for the comparable period in 2012. The primary reasons for the increase were increases in service fees on deposit accounts of $130,000, services charges and fees on loans of $113,000, gain on sale of investments of $591,000 and gain on sale of loans of $407,000.

Allan Muto, EVP and CFO, commented: “While our fiscal second quarter and six month results reflect the continued positive impact of the recapture of fair value adjustments and net accretion as a result of the acquired performing and non-performing loans from First Star, we expect these accounting related adjustments to become less significant by the end of fiscal 2013. We sold certain mortgage backed securities at a gain and provided some necessary liquidity to our holding company, in order to fund our continued stock repurchase program. We remain diligently focused on improving our financial performance in all areas of our business.”

Noninterest expense increased $1.9 million to $8.8 million or 27.87%, for the three months ended March 31, 2013, from $6.9 million for the comparable period in 2012, reflecting increases in compensation and employee benefits of $1.1 million, occupancy and equipment of $254,000, data processing of $298,000 and professional fees of $189,000. These increases were partially offset by decreases in merger related costs of $227,000 and a decrease in the cost to liquidate foreclosed real estate of $212,000.

Noninterest expense increased $2.8 million to $16.3 million or 20.38%, for the six months ended March 31, 2013, from $13.5 million for the comparable period in 2012, reflecting increases in compensation and employee benefits of $1.7 million, occupancy and equipment of $447,000, data processing of $479,000 and amortization of intangible assets of $337,000. These increases were partially offset by decreases in merger related costs of $376,000 and a decrease in the cost to liquidate foreclosed real estate of $505,000.

The increases in noninterest expenses were due primarily to the larger organization in the 2013 periods compared with the 2012 periods.

Balance Sheet, Asset Quality and Capital Adequacy

Total assets decreased $32.9 million, or 2.32%, to $1.39 billion at March 31, 2013, compared to $1.42 billion at September 30, 2012, although up significantly compared with pre-merger total assets. Increases in cash and cash equivalents of $8.4 million, compared with September 30, 2012, were offset by decreases in total investment securities of $14.6 million, loans receivable of $11.2 million, regulatory stock of $5.6 million and other assets of $8.6 million.

Total deposits increased $8.4 million, or 0.84%, to $1.0 billion at March 31, 2013, from $995.6 million at September 30, 2012. Borrowings decreased $43.6 million to $191.1 million from $234.7 million during the same period.

Nonperforming assets totaled $28.6 million, or 2.06%, of total assets at March 31, 2013, compared with $27.2 million, or 1.92%, of total assets at September 30, 2012. The increase in nonperforming assets of $1.4 million at March 31, 2013 compared to September 30, 2012 was due primarily to an increase in non-performing residential mortgage loans of $2.4 million which was offset in part by a decline in foreclosed real estate of $1.3 million. The Company made a provision for loan losses of $850,000 and $1.9 million for the three and six month periods ended March 31, 2013, respectively, compared with provisions of $650,000 and $1.2 million for the comparable three and six month periods in 2012. The allowance for loan losses was $7.7 million, or 0.81%, of loans outstanding at March 31, 2013, compared to $7.3 million, or 0.76%, of loans outstanding at September 30, 2012.

Stockholders’ equity decreased $3.7 million, or 2.08%, to $171.8 million at March 31, 2013, from $175.4 million at September 30, 2012. The decrease was due primarily to the stock repurchase program announced during the first fiscal quarter. For the six months ended March 31, 2013, the Company repurchased 640,209 shares at an average cost of $11.07 per share. The Company’s tier 1 leverage ratio was 12.10%, and tangible equity to total assets was 11.56%.

Olson concluded: “Our primary focus is on growing shareholder value in a prudent manner, despite a difficult prolonged interest rate and economic environment for all financial institutions. Our strong capital position and newly established positioning as a go-to commercial and residential lender in the Lehigh Valley provides management and the board with great confidence in ESSA’s future. We remain nimble as an organization and will continue to look for ways to increase value for shareholders in the coming periods.”

ESSA Bank & Trust, a wholly-owned subsidiary of ESSA Bancorp, Inc., has total assets of over $1.3 billion and is the leading service-oriented financial institution headquartered in Stroudsburg, Pennsylvania. The Bank maintains its corporate headquarters in downtown Stroudsburg, Pennsylvania and has 26 community offices throughout the Greater Pocono and Lehigh Valley areas in Pennsylvania. In addition to being one of the region’s largest mortgage lenders, ESSA Bank & Trust offers a full range of retail, commercial financial services, and financial advisory and asset management capabilities. ESSA Bancorp, Inc. stock trades on The NASDAQ Global MarketSM under the symbol “ESSA.”

Forward-Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including compliance costs and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FINANCIAL TABLES FOLLOW

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

	March 31, 2013	September 30, 2012
	(dollars in thousands)
ASSETS
Cash and due from banks	$11,006	$11,034
Interest-bearing deposits with other institutions	12,954	4,516

Total cash and cash equivalents	23,960	15,550
Certificates of deposit	1,766	1,266
Investment securities available for sale	314,961	329,585
Loans receivable held for sale	—	346
Loans receivable (net of allowance for loan losses of $7,671 and $7,302)	938,782	950,009
Regulatory stock, at cost	16,262	21,914
Premises and equipment, net	16,017	16,170
Bank-owned life insurance	28,323	27,848
Foreclosed real estate	1,699	2,998
Intangible assets, net	2,957	3,457
Goodwill	8,541	8,541
Deferred income taxes	11,413	11,336
Other assets	21,195	29,766

TOTAL ASSETS	$1,385,876	$1,418,786

LIABILITIES
Deposits	$1,004,032	$995,634
Short-term borrowings	33,038	43,281
Other borrowings	158,060	191,460
Advances by borrowers for taxes and insurance	9,425	3,432
Other liabilities	9,564	9,568

TOTAL LIABILITIES	1,214,119	1,243,375

STOCKHOLDERS’ EQUITY
Common stock	181	181
Additional paid in capital	182,288	181,220
Unallocated common stock held by the Employee Stock Ownership Plan	(10,759)	(10,985)
Retained earnings	68,918	65,181
Treasury stock, at cost	(69,034)	(61,944)
Accumulated other comprehensive income	163	1,758

TOTAL STOCKHOLDERS’ EQUITY	171,757	175,411

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,385,876	$1,418,786

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF INCOME

(UNAUDITED)

	For the Three Months Ended March 31		For the Six Months Ended March 31
	2013	2012	2013	2012
	(dollars in thousands)
INTEREST INCOME
Loans receivable	$11,041	$9,145	$23,278	$18,486
Investment securities:
Taxable	1,558	1,628	3,188	3,266
Exempt from federal income tax	73	55	127	103
Other investment income	18	6	47	8

Total interest income	12,690	10,834	26,640	21,863

INTEREST EXPENSE
Deposits	1,848	1,836	3,819	3,747
Short-term borrowings	46	6	82	11
Other borrowings	912	2,221	2,136	4,626

Total interest expense	2,806	4,063	6,037	8,384

NET INTEREST INCOME	9,884	6,771	20,603	13,479
Provision for loan losses	850	650	1,850	1,150

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	9,034	6,121	18,753	12,329

NONINTEREST INCOME
Service fees on deposit accounts	711	661	1,518	1,388
Services charges and fees on loans	268	200	497	384
Trust and investment fees	196	207	411	422
Gain on sale of investments, net	708	147	738	147
Gain on sale of loans, net	81	8	415	8
Earnings on Bank-owned life insurance	248	196	474	394
Insurance commissions	232	195	407	386
Other	14	9	24	18

Total noninterest income	2,458	1,623	4,484	3,147

NONINTEREST EXPENSE
Compensation and employee benefits	5,068	3,980	9,624	7,916
Occupancy and equipment	1,030	776	1,979	1,532
Professional fees	592	403	904	744
Data processing	805	507	1,468	989
Advertising	145	67	255	153
Federal Deposit Insurance Corporation (FDIC) Premiums	293	167	478	329
Loss (Gain) on foreclosed real estate	(172)	40	(398)	107
Merger related costs	—	227	—	376
Amortization of intangible assets	249	81	499	162
Other	780	626	1,486	1,228

Total noninterest expense	8,790	6,874	16,295	13,536

Income before income taxes	2,702	870	6,942	1,940
Income taxes	662	211	2,023	395

	For the Three Months Ended March 31,		For the Six Months Ended March 31,
Net Income	$2,040	$659	$4,919	$1,545

Earnings per share:
Basic	$0.17	$0.06	$0.41	$0.14
Diluted	$0.17	$0.06	$0.41	$0.14

	For the Three Months Ended March 31,		For the Six Months Ended March 31,
	2013	2012	2013	2012
	(dollars in thousands)		(dollars in thousands)
CONSOLIDATED AVERAGE BALANCES:
Total assets	$1,393,004	$1,096,608	$1,395,870	$1,094,182
Total interest-earning assets	1,300,283	1,042,812	1,302,189	1,039,992
Total interest-bearing liabilities	1,142,032	887,760	1,149,526	887,399
Total stockholders’ equity	175,697	162,948	176,517	162,414
PER COMMON SHARE DATA:
Average shares outstanding—basic	11,763,581	10,840,604	11,932,539	10,829,027
Average shares outstanding—diluted	11,763,581	10,840,604	11,932,539	10,829,027
Book value shares	12,589,699	12,109,622	12,589,699	12,109,622
Net interest rate spread	2.97%	2.36%	3.06%	2.34%
Net interest margin	3.08%	2.63%	3.17%	2.63%